Exhibit 10.01

EXECUTION COPY

INVESTMENT AGREEMENT

THIS AGREEMENT is made as of the 2nd day of September, 2010,

BETWEEN:

2245393 ONTARIO INC., a corporation existing under the laws of the Province of Ontario

(“Investor”)

- and -

AMERICAN LITHIUM MINERALS, INC., a corporation existing under the laws of the State of Nevada
(the “Company”).

RECITALS

A.                                   Investor and the Company have agreed that Investor will make an investment in the Company in the form of a secured convertible grid promissory note and warrants, all in accordance with the terms and conditions set out herein.

B.                                     The Parties wish to document their respective rights and obligations in connection with the investment by Investor in the Company.

NOW THEREFORE in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1                               Definitions

Whenever used in this Agreement, the following terms shall have the meanings set out below:

“Affiliate” and “Affiliated” means, with respect to any Person, any Person Controlled by, Controlling, or under common Control with, such Person;

“Agreement” means this investment agreement, including all schedules, and all amendments or restatements as permitted, and references to “Article” or “Section” mean the specified Article or Section of this Agreement;

“Board” means the Board of Directors of the Company;

“Business Day” means any day, other than a Saturday or Sunday, on which the main branch of the Royal Bank of Canada in Toronto, Ontario is open for commercial banking business during normal banking hours;

“Closing Date” means September 2, 2010 or such other date as the Parties may agree;

“Closing Time” means 11:00 a.m. (Toronto time) on the Closing Date or such other time as the Parties may agree;

“Collateral Documents” means the Note, the Warrants, the General Security Agreement, the Deeds of Trust, and any other agreement, instrument or document entered into in connection with the transactions contemplated by this Agreement;

“Common Share” means a common share in the capital stock of the Company with a par value of US$0.001 per Common Share;

“Company Disclosure Letter” means the disclosure letter executed by the Company and delivered to Investor prior to the execution of this Agreement;

“Company Material Adverse Effect” means any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, material and adverse to the assets, liabilities (including any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, projects, operations, capitalization, financial condition (including cash resources) or prospects of the Company;

“Company Public Documents” means all forms, reports, schedules, statements and other documents filed by the Company since January 1, 2008, with all Governmental Entities;

“Control” means:

(a)                                  in relation to a corporation, the beneficial ownership at the relevant time of shares of such corporation carrying more than 50% of the voting rights ordinarily exercisable at meetings of shareholders of the corporation where such voting rights are sufficient to elect a majority of the directors of the corporation or, with respect to a corporation without share capital, the sole control of such corporation;

(b)                                 in relation to a Person that is a partnership, limited liability company or joint venture, the beneficial ownership at the relevant time of more than 50% of the ownership interests of the partnership, limited liability company or joint venture in circumstances where it can reasonably be expected that the Person can direct the affairs of the partnership, limited liability company or joint venture; and

(c)                                  in relation to a trust, the beneficial ownership at the relevant time of more than 50% of the property settled under the trust;

and the words “Controlled by”, “Controlling” and similar words have corresponding meanings; the Person who Controls a Controlled Entity shall be deemed to Control a corporation, partnership, limited liability company, joint venture or trust which is Controlled by the Controlled Entity, and so on;

“Current Market Price” means US$0.54;

“Deeds of Trust” has the meaning given in Section 4.27;

“Environmental Laws” means all applicable laws relating to the protection of human health and safety or the environment, or relating to hazardous or toxic substances or wastes, pollutants or contaminants;

“Environmental Permits” means authorizations prescribed by Environmental Laws;

“GAAP” means United States generally accepted accounting principles;

“General Security Agreement” means the general security agreement granted by the Company in favour of Investor in accordance with this Agreement and dated as of the Closing Date;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or entity, domestic or foreign; (b) any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Holdback Date” means the second Business Day following satisfaction or waiver of the conditions listed in Section 5.1;

“laws” means applicable laws, statutes, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgments, awards or requirements, in each case of any Governmental Entity;

“Material Contract” means a contract, licence, lease, agreement, obligation, undertaking, arrangement, document, commitment, entitlement or engagement to which the Company is a party or by which it is bound or under which it has, or will have, any liability or contingent liability (in each case, whether written or oral, express or implied): (a) involving payments to or by such Person in excess of US$50,000 annually or US$100,000 in aggregate over the term of the contract; (b) involving rights or obligations that may reasonably extend beyond three years and which does not terminate or cannot be terminated without penalty on less than three months’ notice; (c) which provide any rights to one or more third parties with respect to any of the Company’s Property or Mineral Rights; (d) which is outside the ordinary course of business; (e) which  contain covenants that: (i) in any way purport to restrict the business activity of the Company or any of its affiliates; or (ii) limit the freedom of the Company or any of its affiliates to engage in any line of business or to compete with any Person; (f) which, if terminated without the consent of the Person, in the case of the Company, would result in a Company Material Adverse Effect; (g) is with a Governmental Entity; or (h) is a contract pursuant to which the Company or one of its Subsidiaries provides any indemnification to any other Person. For greater certainty, with respect to the Company, includes the Material Contracts listed in Schedule 4.24 of the Company Disclosure Letter;

“Mineral Interests” has the meaning given in the General Security Agreement;

“Mineral Rights” has the meaning given in Section 4.13(a);

“Net Proceeds” has the meaning given in Section 6.3;

“Note” means the secured convertible grid promissory note issued by the Company to Investor in accordance with this Agreement and dated as of the Closing Date;

“Note Shares” means the Common Shares issuable on conversion of the Note;

“Parties” means Investor and the Company collectively, and “Party” means any one of them;

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, limited liability company, unlimited liability company, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court and, where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

“Project” means the Borate Hills Project in Nevada, comprised of the North Borate Hills property and the South Borate Hills property;

“Property” has the meaning given in Section 4.13(a);

“Securities Laws” means the U.S. Securities Act, the Securities Act (Ontario), together with all other applicable state, federal and provincial securities laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Shares” means the Common Shares and includes any additional Common Shares that may be created, but unless otherwise provided herein does not include Common Shares for which other securities may be exercised or exchanged or into which other securities may be converted unless and until such rights have been exercised and such Common Shares issued;

“Taxes” means: (a) any and all taxes, imposts, levies, withholdings, duties, fees, premiums, assessments and other charges of any kind, however denominated and instalments in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Entity, including for greater certainty all income or profits taxes, payroll and employee withholding taxes, employment taxes, unemployment insurance, disability taxes, social insurance taxes, sales and use taxes, ad valorem taxes, excise taxes, goods and services taxes, harmonized sales taxes, franchise taxes, gross receipts taxes, capital taxes, business license taxes, alternative minimum taxes, estimated taxes, abandoned or unclaimed (escheat) taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, severance taxes, workers’ compensation, government pension plan premiums or contributions and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which a Party or any of its subsidiaries is required to pay, withhold or collect, together with any interest, penalties or other additions to tax that may become payable in respect of such taxes, and any interest in respect of such interest, penalties and additions whether disputed or not; and (b) any liability for the payment of any amount described in paragraph (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any Tax sharing or Tax allocation agreement, arrangement or understanding, or as a result of being liable for another person’s Taxes as a transferee or successor, by contract or otherwise;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by law in respect of Taxes;

“UCC” has the meaning given in the General Security Agreement;

“US$” means United States dollars;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

“Warrants” means the warrants to purchase Common Shares issued by the Company to Investor pursuant to this Agreement; and

“Warrant Shares” means the Common Shares issuable on exercise of the Warrants.

1.2                               Certain Rules of Interpretation

In this Agreement:

(a)                                  Consent — Whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

(b)                                 Headings — Headings of Articles and Sections are inserted for convenience of reference only and do not affect the construction or interpretation of this Agreement.

(c)                                  Including — Where the word “including” or “includes” is used in this Agreement, it means “including (or includes) without limitation”.

(d)                                 No Strict Construction — The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e)                                  Number and Gender — Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing gender include all genders.

(f)                                    Severability — If, in any jurisdiction, any provision of this Agreement or its application to any Party or circumstance is restricted, prohibited or unenforceable, such provision shall, as to such jurisdiction, be ineffective only to the extent of such restriction, prohibition or unenforceability without invalidating the remaining provisions of this Agreement and without affecting the validity or enforceability of such provision in any other jurisdiction or without affecting its application to other Parties or circumstances.

(g)                                 Statutory References — A reference to a statute includes all regulations and rules made pursuant to the statute and, unless otherwise specified, the provisions of any statute, regulation or rule which amends, supplements or supersedes any such statute, regulation or rule.

(h)                                 Time — Time is of the essence in the performance of the Parties’ respective obligations.

(i)                                     Time Periods — Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

1.3                               Knowledge

Any reference to the knowledge of any Party means to the best of the knowledge, information and belief of the Party after reviewing all relevant records and making due inquiries regarding the relevant matter of all relevant directors, officers and employees of such Party and, in the case of the knowledge of the Company, the management of the Company, and without limitation, includes Hugh Aird, Chief Executive Officer, Judy Baker, Property Development, Production and Acquisitions, and Chris Hobbs, Chief Financial Officer.

1.4                               Entire Agreement

This Agreement, and the agreements and other documents required to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties and set out all the covenants, promises, warranties, representations, conditions and agreements between the Parties in connection with the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, pre-contractual or otherwise. There are no covenants, promises, warranties, representations, conditions or other agreements, whether oral or written, pre-contractual or otherwise, express, implied or collateral, whether statutory or otherwise, between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document required to be delivered pursuant to this Agreement.

ARTICLE 2
PURCHASE OF NOTE AND WARRANTS

2.1                               Closing

(a)                                  Subject to the terms and conditions hereof, Investor hereby agrees to purchase from the Company, and the Company hereby agrees to sell to Investor on the Closing Date, a Note in the aggregate principal amount of US$750,000.00 (the “Principal Amount”), for an aggregate purchase price equal to US$750,000.00 (the “Aggregate Price”).

(b)                                 On the Closing Date, Investor shall advance to the Company the amount of US$500,000.00 (the “Initial Advance”) and the Company shall deliver the Note to the Investor, with the grid attached to such Note evidencing the advance by Investor and the borrowing by the Company under the Note of an amount equal to the Initial Advance.

(c)                                  Subject to the terms and conditions of this Agreement, on the Holdback Date, Investor shall advance to the Company the amount of US$250,000.00 (the “Holdback Amount”) and, in connection with such payment, if any, Investor shall make a notation on the grid attached to such Note evidencing the advance by Investor and the borrowing by the Company under the Note of an amount equal to the Holdback Amount.

2.2                               Payment of Aggregate Price

The Initial Advance and the Holdback Amount shall be paid by Investor in cash or by wire transfer of immediately available funds to the following bank account of the Company:

American Lithium Minerals Inc.

Bank: Wachovia Bank

Address:	1525 WT Harris Blvd
Charlotte N.C.
28262

Account#: 2000041563782

ABA #: 063000021

2.3                               Warrants

On the Closing Date, in consideration for the purchase by Investor of the Note, the Company shall issue to and in favour of Investor Warrants to purchase that number of Common Shares obtained by dividing the Aggregate Price by the Current Market Price.  Such Warrant shall be exercisable into Common Shares at an exercise price equal to the Current Market Price per Common Share (the “Warrant”). The Warrant shall be exercisable until 5:00 p.m. on September 2, 2011.

2.4                               Conversion or Exchange

The Note shall be convertible in accordance with its terms into Note Shares.

2.5                               Conditions to Exchange

If any conversion referred to in Section 2.4 shall be subject to any approvals required under applicable laws or the rules of an applicable stock exchange or the rules of an applicable takeover code, the Company shall use its best efforts to obtain such approvals.

ARTICLE 3
REPRESENTATION AND WARRANTIES OF INVESTOR

Investor represents and warrants to and in favour of the Company and acknowledges that the Company is relying on such representations and warranties in connection with the Agreement and the transactions contemplated therein.

3.1                               Organization and Qualification

Investor is a corporation validly existing under the laws of the Province of Ontario.

3.2                               Authority Relative to this Agreement

Investor has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Investor, and the performance of its obligations hereunder, have been duly authorized.  This Agreement has been duly executed and delivered by Investor and constitutes a legal, valid and binding obligation of Investor, enforceable by the Company against Investor in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

3.3                               No Conflict; Required Filings and Consent

The execution and delivery of and performance by Investor of this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event of condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any of the terms or provisions of Investor’s articles or by-laws.

3.4                               Prospectus Exemption Under Canadian Securities Laws

Investor is an “accredited investor” within the meaning of National Instrument 45-106 of the Canadian Securities Administrators.

3.5                               U.S. Securities Act Compliance

Investor is an “accredited investor” within the meaning of Regulation D under the U.S. Securities Act.  Investor represents and warrants that it has the sophistication to evaluate an investment in the Company without the benefit of a registration statement under the U.S. Securities Act, that it has had the opportunity to obtain all information about the Company necessary to make an informed investment decision and that it is able to bear the full loss of its investment in the Company.  Investor acknowledges that the securities being acquired by it pursuant to this

Agreement, including the Note, the Warrant, the Note Shares and the Warrant Shares, have not been registered under the Securities Act and shall bear legends evidencing restrictions on transfer under the Securities Act until such time as the holder thereof provides an opinion of counsel to the Company to the effect that such legend is no longer required.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company Disclosure Letter (which shall make reference to the applicable section, subsection, paragraph or subparagraph below in respect of which such qualification is being made), the Company hereby represents and warrants to Investor as set forth below, and acknowledges that Investor is relying upon these representations and warranties in connection with the entering into of this Agreement and the consummation of the transactions contemplated herein.

4.1                               Organization and Qualification

The Company is duly incorporated and validly existing under Chapter 78 of the Nevada Revised Statutes and has full corporate power and authority to own its assets and conduct its business as now owned and conducted. The Company is duly qualified to carry on business and is in good standing in each jurisdiction in which the character of its properties or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the constating documents of the Company have been delivered or made available to Investor, and the Company has not taken any action to amend or supersede such documents.

4.2                               Authority Relative to this Agreement

The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the issuance of the Note, the Warrants, the Note Shares and the Warrant Shares, have been duly authorized by the Board and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes and the Note and Warrants when issued, will constitute valid and binding obligations of the Company, enforceable by Investor against the Company in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

4.3                               No Conflict; Required Filings and Consent

The execution and delivery by the Company of this Agreement and the performance by it of its obligations hereunder and the completion of the transactions contemplated by this Agreement will not violate, conflict with or result in a breach of any provision of the constating documents of the Company, and except as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect, will not: (a) violate, conflict with or result in a breach of: (i) any agreement, contract, indenture, deed of trust, mortgage, bond, instrument, authorization, licence or permit to which the Company is a party or by which the Company is bound; or (ii) any law to which the Company is subject or by which the Company is bound; (b) give rise to any right of termination, or the acceleration of any indebtedness, under any such agreement, contract, indenture, authorization, deed of trust, mortgage, bond, instrument, licence or permit; or (c) give rise to any rights of first refusal or rights of first offer, trigger any change in control or influence provisions or any restriction or limitation under any such agreement, contract, indenture, authorization, deed of trust, mortgage, bond, instrument, licence or permit, or result in the imposition of any encumbrance, charge or lien upon any of the Company’s assets. No authorization, consent or approval of, or filing with, any Governmental Entity or any court or other authority is necessary on the part of the Company for the consummation by the Company of its obligations in connection with the transactions contemplated by this Agreement or for the completion of the transactions contemplated by this Agreement not to cause or result in any loss of any rights or assets or any interest therein held by the Company in any material properties, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.4                               Subsidiaries

The Company does not have Subsidiaries or any interests in any Person, including any rights to acquire any equity interest in any Person.

4.5                               Compliance with Laws

(a)                                  The operations of the Company have been and are now conducted in compliance with all laws of each jurisdiction, the laws of which have been and are now applicable to the operations of the Company and the Company has not received any notice of any alleged violation of any such laws.

(b)                                 The Company is not conflict with, or in default (including cross defaults) under or in violation of: (a) its articles or by-laws or equivalent organizational documents; or (b) any agreement or understanding to which it or by which any of its properties or assets is bound or affected, except for failures which, individually or in the aggregate, would not have a Company Material Adverse Effect.

4.6                               Company Authorizations

The Company has obtained all authorizations necessary for the ownership, operation, development, maintenance, or use of the material assets of the Company or otherwise in connection with the material business or operations of the Company as they are currently being conducted and such authorizations are in full force and effect.  The Company has fully complied with and is in compliance with all authorizations, except, in each case, for such non-compliance which, individually or in the aggregate, would not have a Company Material Adverse Effect.  There is no action, investigation or proceeding pending or, to the knowledge of the Company, threatened regarding any of the authorizations.  The Company has not received any notice, whether written or oral, of revocation or non-renewal of any such authorizations, or of any intention of any Person to revoke or refuse to renew any of such authorizations, except in each case, for revocations or non-renewals which, individually or in the aggregate, would not have a Company Material Adverse Effect and, to the knowledge of the Company, all such authorizations continue to be effective in order for the Company to continue to conduct its businesses as they are currently being conducted.  No Person other than the Company owns or has any proprietary, financial or other interest (direct or indirect) in any of the authorizations.

4.7                               Capitalization and Listing

(a)                                  The authorized share capital of the Company consists of 75,000,000 Company Shares. As at the date of this Agreement there are: (i) 54,590,740 Company Shares validly issued and outstanding as fully paid and non-assessable shares of the Company; (ii) outstanding options providing for the issuance of 6,700,000 Common Shares upon the exercise thereof; and (iii) outstanding warrants providing for the issuance of 2,361,111 Common Shares upon the exercise thereof. Except for the options and warrants referred to in this Section 4.7(a), (x) there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments, or obligations of the Company to issue or sell any shares of the Company or securities or obligations of any kind convertible into, exchangeable or exercisable for or otherwise carrying the right or obligation to acquire any shares of the Company, and there are no outstanding stock appreciation rights, phantom equity or similar rights, agreements, arrangements or commitments of the Company based upon the book value, income or any other attribute of the Company, and (y) no Person is entitled to any pre-emptive or other similar right granted by the Company or any of its Subsidiaries. The Company Shares are listed on the Over-the-Counter Bulletin Board, and are not listed or quoted on any market other than the Over-the-Counter Bulletin Board.

(b)                                 The Company has reserved for issuance the maximum number of Note Shares and Warrant Shares issuable pursuant to the Note and the Warrant, respectively, and shall at all times ensure that a sufficient number of Common Shares are, and shall continue to be, authorized and reserved for issuance to enable the Company to satisfy its obligations pursuant to the Note and the Warrant. The Note Shares and Warrant Shares will, when issued in accordance with the terms of the Note and the Warrant, respectively, be duly authorized, validly issued, fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights.

(c)                                  There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Common Shares.

(d)                                 No order ceasing or suspending trading in securities of the Company nor prohibiting the sale of such securities has been issued and is outstanding against the Company or its directors, officers or promoters.

4.8                               Shareholder and Similar Agreements

The Company is not party to any shareholder, pooling, voting trust or other similar agreement relating to the issued and outstanding shares in the capital of the Company.

4.9                               U.S. Securities Law Matters

The Company has not engaged in any “general solicitation” or “general advertising” that would render the exemption from the registration requirements of the U.S. Securities Act afforded by Section 4(2) thereof or Regulation D promulgated thereunder unavailable in connection with the offers and sales of securities contemplated by this Agreement.  The Company has also not undertaken any other offerings of securities which would be subject to integration with the offers and sales contemplated by this Agreement so as to render such exemptions unavailable in connection with such offers and sales.

4.10                        Reports

The Company has filed with all applicable Governmental Entities true and complete copies of the Company Public Documents that the Company is required to file therewith. The Company Public Documents at the time filed: (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the requirements of applicable Securities Laws.

4.11                        Financial Statements

(a)                                  The audited consolidated financial statements for the Company as at and for each of the fiscal years ended on September 30, 2009, September 30, 2008, and September 30, 2007 including the notes thereto and the report by the Company’s auditors thereon and the interim consolidated financial statements for the Company for the periods ended December 31, 2009, March 31, 2010 and June 30, 2010 including the notes thereto have been, and all financial statements of the Company which are publicly disseminated by the Company in respect of any subsequent periods prior to the Closing Date will be, prepared in accordance with GAAP applied on a basis consistent with prior periods and all applicable laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of the Company as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto). Such financial statements reflect appropriate and adequate reserves in accordance with GAAP in respect of contingent liabilities of the Company, if any, of the Company on a consolidated basis.  There are no outstanding loans made by the Company to any executive officer or director of the Company.

(b)                                 The management of the Company has established and maintained a system of disclosure controls and procedures designed to provide reasonable assurance that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted by it under the applicable laws imposed by Governmental Entities is recorded, processed, summarized and reported within the time periods specified in such laws imposed by such Governmental Entities. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by the Company in its annual filings, interim filings or other reports filed or submitted under the applicable laws imposed by Governmental Entities is accumulated and communicated to the Company’s management, including its chief executive officers and chief financial officers (or persons performing similar functions), as appropriate to allow timely decisions regarding required disclosure.

(c)                                  The Company maintains internal control over financial reporting.  Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on its financial statements.  To the knowledge of the Company, prior to the date of this Agreement: (x) there are no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of the Company that are reasonably likely to adversely affect the ability of Investor to record, process, summarize and report financial information; and (y) there is no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company.

(d)                                 Since September 30, 2009, neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion, or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices, which has not been resolved to the satisfaction of the audit committee of the Board.

4.12                        Undisclosed Liabilities

Except as disclosed in Schedule 4.12 of the Company Disclosure Letter, the Company does not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, except for: (a) liabilities and obligations that are specifically disclosed on the audited balance sheet of the Company as of September 30, 2009 (for the purposes of this Section 4.12, the

“Company Balance Sheet”) or in the notes thereto; or (b) liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2009, that are not and would not, individually or in the aggregate with all other liabilities and obligations of the Company (other than those disclosed on the Company Balance Sheet), reasonably be expected to have a Company Material Adverse Effect, or have a Company Material Adverse Effect, or, as a consequence of the consummation of the transactions contemplated by this Agreement, have a Company Material Adverse Effect.  Without limiting the foregoing, the Company Balance Sheet reflects reasonable reserves in accordance with GAAP for contingent liabilities relating to pending litigation and other contingent obligations of the Company except as disclosed in the Company Disclosure Letter.

4.13                        Interest in Properties and Mineral Rights

(a)                                  All of the Company’s directly and indirectly owned real properties (collectively, and where material, the “Property”) and all of the Company’s mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, prospecting permits, mining leases and mining rights, in each case, either existing under contract, by operation of law or otherwise) (collectively, and where material, the “Mineral Rights”), are set out in Schedule 4.13(a) of the Company Disclosure Letter. Other than the Properties and the Mineral Rights set out in Schedule 4.13(a) of the Company Disclosure Letter, the Company does not own or have any interest in any real property or any mineral interests and rights.

(b)                                 Except as disclosed on Schedule 4.13(b) of the Company Disclosure Letter, the Company is the sole legal and beneficial owner of all right, title and interest in and to the Property and the Mineral Rights, free and clear of any encumbrances.

(c)                                  All of the Mineral Rights have been properly located and recorded in compliance with applicable law and are comprised of valid and subsisting mineral claims.

(d)                                 The Property and the Mineral Rights are in good standing under applicable law and, to the knowledge of the Company, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(e)                                  There is no adverse claim against or challenge to the title to or ownership of the Property or any of the Mineral Rights.

(f)                                    The Company has the exclusive right to deal with the Property and all of the Mineral Rights.

(g)                                 Except as disclosed in Schedule 4.13(g) of the Company Disclosure Letter, no person other than the Company has any interest in the Property or any of the Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest.

(h)                                 There are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect the Company’s interest in the Property or any of the Mineral Rights.

(i)                                     There are no material restrictions on the ability of the Company to use, transfer or exploit the Property or any of the Mineral Rights, except pursuant to the applicable law.

(j)                                     The Company has not received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of the Company in any of the Property or any of the Mineral Rights.

(k)                                  The Company has all surface rights, including fee simple estates, leases, easements, rights of way and permits or licences operations from landowners or Governmental Entities permitting the use of land by the Company, and mineral interests that are required to exploit the development potential of the Property and the Mineral Rights as contemplated in the Company Public Documents filed on or before the date hereof and no third party or group holds any such rights that would be required by the Company to develop the Property or any of the Mineral Rights as contemplated in the Company Public Documents filed on or before the date hereof.

(l)                                     All mines located in or on the lands of the Company or lands pooled or unitized therewith, which have been abandoned by the Company, have been abandoned in accordance with good mining practices and in compliance with all applicable laws, and all future abandonment, remediation and reclamation obligations known to the Company as of the date hereof have been accurately set forth in the Company Public Documents without omission of information necessary to make the disclosure not misleading

4.14                        Operational Matters

Except as would not, individually or in the aggregate, be reasonably expected to result in a Company Material Adverse Effect:

(a)                                  all rentals, royalties, overriding royalty interests, production payments, net profits, interest burdens, payments and obligations due and payable, or performable, as the case may be, on or prior to the date hereof under, with respect to, or on account of, any direct or indirect assets of the Company have been: (i) duly paid; (ii) duly performed; or (iii) provided for prior for the date hereof; and

(b)                                 all costs, expenses, and liabilities payable on or prior to the date hereof under the terms of any contracts to which the Company is directly or indirectly bound have been properly and timely paid, except for such expenses that are being currently paid prior to delinquency in the ordinary course of business.

4.15                        Employment Matters

(a)                                  Other than as disclosed in Schedule 4.15 of the Company Disclosure Letter, the Company has not entered into any written or oral agreement or understanding providing for severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of the Company.

(b)                                 The Company is not (i) a party to any collective bargaining agreement, or (ii) subject to any application for certification or, to the knowledge of the Company, threatened or apparent union-organizing campaigns for employees not covered under a collective bargaining agreement.

(c)                                  The Company is not subject to any claim for wrongful dismissal, constructive dismissal or any other tort claim, actual or, to the knowledge of the Company, threatened, or any litigation actual, or to the knowledge of the Company, threatened, relating to employment or termination of employment of employees or independent contractors, except for such claims or litigation which individually or in the aggregate would not be reasonably to be expected to have a Company Material Adverse Effect. To the knowledge of the Company, no labour strike, lock-out, slowdown or work stoppage is pending or threatened against or directly affecting the Company.

(d)                                 The Company has operated in accordance with all applicable laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy and there are no current, pending, or to the knowledge of the Company, threatened proceedings before any board or tribunal with respect to any of the areas listed herein, except where the failure to so operate would not have a Company Material Adverse Effect.

4.16                        Absence of Certain Changes or Events

Since September 30, 2009:

(a)                                  the Company has conducted its business in the ordinary course of business and consistent with past practice;

(b)                                 no liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had or is reasonably likely to have a Company Material Adverse Effect has been incurred;

(c)                                  there has not been any event, circumstance or occurrence which has had or is reasonably likely to give rise to a Company Material Adverse Effect;

(d)                                 there has not been any change in the accounting practices used by the Company;

(e)                                  except for ordinary course adjustments to non-executive employees, there has not been any increase in the salary, bonus, or other remuneration payable to any non-executive employees of any of the Company;

(f)                                    there has not been any redemption, repurchase or other acquisition of Common Shares by the Company, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Common Shares;

(g)                                 there has not been a material change in the level of accounts receivable or payable, inventories or employees, other than those changes in the ordinary course of business consistent with past practice;

(h)                                 except for the Material Contracts listed on Schedule 4.24 of the Company Disclosure Letter which have been entered into or amended since September 30, 2009, there has not been any entering into, or an amendment of, any Material Contract other than in the ordinary course of business consistent with past practice;

(i)                                     there has not been any satisfaction or settlement of any claims or liabilities that were not reflected in the Company’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business consistent with past practice; and

(j)                                     except for ordinary course adjustments, there has not been any increase in the salary, bonus, or other remuneration payable to any officers or senior or executive officers of the Company.

4.17                        Litigation

Except as disclosed in Schedule 4.17 of the Company Disclosure Letter, there is no claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against or relating to the Company, the business of the Company or affecting any of their properties, assets, before or by any Governmental Entity which, if adversely determined, would have, or reasonably could be expected to have, a Company Material Adverse Effect or prevent or materially delay the consummation of the transactions contemplated by this Agreement, nor to knowledge of the Company are there any events or circumstances which could reasonably be expected to give rise to any such claim, action, proceeding or investigation. The Company is not subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Company Material Adverse Effect or which would prevent or materially delay consummation of the transactions contemplated by this Agreement.

4.18                        Taxes

(a)                                  Except as disclosed in Schedule 4.18, the Company has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, such Tax Returns were complete and correct in all material respects and the Company has paid all Taxes, including instalments on account of Taxes for the current year required by applicable law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and the Company has provided adequate accruals in accordance with GAAP in the most recently published financial statements of the Company for any Taxes of the Company for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns. Since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business.

(b)                                 The Company has duly and timely withheld all Taxes and other amounts required by law to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by law to be remitted by it.

(c)                                  The Company has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by law to be remitted by it.

(d)                                 The Company has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns that has effect for any period ending after the Effective Date.

(e)                                  There are no proceedings, investigations, audits or claims now pending or threatened against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Entity relating to Taxes.

4.19                        Books and Records

The corporate records and minute books of the Company have been maintained in accordance with all applicable laws, and the minute books of the Company are complete and accurate in all material respects.  The corporate minute books for the Company contain minutes of all meetings and resolutions of the directors and securityholders held.  The financial books and records and accounts of the Company in all material respects: (a) have been maintained in accordance with good business practices and in accordance with GAAP and with the accounting principles generally accepted in the country of domicile of each such entity, on a basis consistent with prior years; and (b) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of assets of the Company.

4.20                        Insurance

(a)                                  The Company has in place reasonable and prudent insurance policies appropriate for its size, nature and stage of development. All premiums payable prior to the date hereof under such policies of insurance have been paid and the Company has not failed to make a claim thereunder on a timely basis.

(b)                                 Each of such policies and other forms of insurance is in full force and effect on the date hereof and shall (or comparable replacement or substitutions therefore shall) be kept in full force and effect by the Company through the Effective Date. No written (or to the knowledge of the Company other) notice of cancellation or termination has been received by the Company with respect to any such policy.

4.21                        Non-Arm’s Length Transactions

Except as disclosed in the Company’s Annual Report on Form 10-K for the year ended September 30, 2009, as amended, there are no current contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by the Company) between the Company on the one hand, and any (a) officer or director of the Company, (b) any holder of record or, to the knowledge of the Company, beneficial owner of five percent or more of the voting securities of the Company, or (c) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

4.22                        Environmental

Except for any matters that, individually or in the aggregate, would not have or would not reasonably be expected to have a Company Material Adverse Effect:

(a)                                  all facilities and operations of the Company have been conducted, and are now, in compliance with all Environmental Laws;

(b)                                 the Company is in possession of, and in compliance with, all Environmental Permits that are required to own, lease and operate the Property and Mineral Rights and to conduct its business as it is currently being conducted;

(c)                                  no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of the Company and, to the knowledge of the Company, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(d)                                 the Company is not subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(e)                                  to the knowledge of the Company, there are no changes in the status, terms or conditions of any Environmental Permits held by the Company or any renewal,

modification, revocation, reassurance, alteration, transfer or amendment of any such environmental approvals, consents, waivers, permits, orders and exemptions, or any review by, or approval of, any Governmental Entity of such environmental approvals, consents, waivers, permits, orders and exemptions that are required in connection with the execution or delivery of this Agreement, the consummation of the transactions contemplated herein or the continuation of the business of the Company following the Effective Date;

(f)                                    the Company has made available to Investor all material audits, assessments, investigation reports, studies, plans, regulatory correspondence and similar information with respect to environmental matters; and

(g)                                 to the knowledge of the Company, the Company is not subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws that would individually or in the aggregate, constitute a Company Material Adverse Effect.

4.23                        Restrictions on Business Activities

There is no agreement, judgement, injunction, order or decree binding upon the Company that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted (including following the transaction contemplated by this Agreement) other than such agreements, judgements, injunctions, orders or decrees which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.24                        Material Contracts

Schedule 4.24 of the Company Disclosure Letter sets forth all Material Contracts of the Company.  The Company has performed in all material respects all respective obligations required to be performed by them to date under the Material Contracts.  The Company is not in breach or default under any Material Contract to which it is a party or bound, nor does the Company have knowledge of any condition that with the passage of time or the giving of notice or both would result in such a breach or default, except in each case where any such breaches or defaults would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Company Material Adverse Effect. The Company does not know of, or has not received written notice of, any breach or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a breach or default under) any such Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in, or result in, a Company Material Adverse Effect.  Prior to the date hereof, the Company has made available to Investor true and complete copies of all of the Material Contracts of the Company.  All Material Contracts are legal, valid, binding and in full force and effect and are enforceable by the Company in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable laws affecting creditors’ rights generally, and to general principles of equity) and are the product of fair and arms’ length negotiations between the parties thereto.

4.25                        Relationships with Customers, Suppliers, Distributors and Sales Representatives

The Company has not received any written (or to the knowledge of the Company other) notice that any customer, supplier, distributor or sales representative intends to cancel, terminate or otherwise modify or not renew its relationship with the Company, and, to the knowledge of the Company, no such action has been threatened, which, in either case, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

4.26                        No Expropriation

No property or asset of the Company (including any Property or Mineral Rights) has been taken or expropriated by any Governmental Entity nor has any notice or proceeding in respect thereof been given or commenced nor, to the knowledge of the Company, is there any intent or proposal to give any such notice or to commence any such proceeding.

4.27                        Perfection of Security Interest

Upon recording of the deeds of trust referenced in Section 6.4 (the “Deeds of Trust”) in applicable recording offices (the “Recording Offices”) and the proper indexing thereof, the Deeds of Trust will create valid first priority mortgage liens in favour of Investor on all of the Mineral Claims. The recording and proper indexing of the Deeds of Trust in the Recording Offices are the only filing or recording necessary to give constructive notice to subsequent purchasers and mortgagees of the Mineral Claims of the liens created by the Deeds of Trust.

ARTICLE 5
CONDITIONS PRECEDENT FOR RELEASE OF HOLDBACK AMOUNT

5.1                               Investor’s Conditions Precedent for Release of Holdback Amount

Investor’s obligation to advance the Holdback Amount on the Holdback Date shall be subject to the satisfaction of the following conditions:

(a)                                  at and as of the Holdback Date, all of the representations and warranties of the Company made in or pursuant to this Agreement: (a) that are qualified by a reference to Company Material Adverse Effect or materiality shall be true and correct in all respects; and (b) that are not qualified by a reference to Company Material Adverse Effect or materiality shall be true and correct in all material respects, and Investor shall have received a certificate of the Company, signed by a senior officer (without personal liability), certifying the foregoing after due inquiry;

(b)                                 the Company shall have observed and performed its obligations in the Agreement in all material respects to the extent that such obligations were to have been observed or performed by the Company at or prior to the Holdback Date (without giving effect to, applying or taking into consideration any materiality qualification already contained in such obligation) and Investor shall have received a certificate of the Company, signed by a senior officer (without personal liability), certifying the foregoing after due inquiry; and

(c)                                  the covenants and obligations of the Company contained in Sections 6.4(b) and 6.4(c) shall have been fully satisfied.

If any of the foregoing conditions in this Section 5.1 has not been fulfilled by September 17, 2010, Investor shall not be required to advance any further funds, including the Holdback Amount, to the Company and may exercise any and all rights and remedies available to it, including rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement and the Collateral Documents.

ARTICLE 6
COVENANTS

6.1                               Actions to Satisfy Conditions Precedent to Release of Holdback Amount

The Company shall take reasonable commercial efforts to ensure satisfaction of each of the conditions set forth in Article 5.

6.2                               Consents, Approvals and Authorizations

The Company covenants that it shall prepare, file and diligently pursue all necessary consents, approvals and authorizations of any Person and make such necessary filings, as are required to be obtained under applicable law with respect to this Agreement and the transactions contemplated hereby. The Company shall keep Investor informed regarding the status of such approvals, and Investor, its representatives and counsel shall have the right to participate in any discussions with any other applicable regulatory authority and to provide input into any applications for approval and related correspondence which input will be incorporated by the Company, acting reasonably. On the date all such consents, approvals and authorizations have been obtained by the Company and all such filings have been made by the Company, the Company shall notify Investor of same.

6.3                               Use of Proceeds

The Company acknowledges and agrees that the funds representing the Aggregate Price are to be used exclusively for general corporate purposes and the Company shall not declare or pay any dividend or repurchase or seek to repurchase any of the Company’s securities.

6.4                               Post-Closing Deliveries

(a)                                  On or before September 3, 2010, the Company shall deliver to Investor originally executed copies of the Note and the Warrant.

(b)                                 On or before September 9, 2010, the Company shall deliver to Investor:

(i)                                     one or more opinions from counsel to the Company as to, among other things, existence, capacity, authorization, valid issuance and enforceability of the Note and the Warrant, the enforceability of this Agreement, that the Agreement, the Note and the Warrant do not conflict with the Company’s constating documents, resolutions, any contract to which it is a party or applicable law, no additional consents are required to perfect the security interest and the valid authorization for the issuance of the Note Shares and

Warrant Shares, in form and substance acceptable to Investor, acting reasonably; and

(ii)                                  an opinion from counsel to the Company dated not later than September 9, 2010 as to, among other things, the valid creation and perfection of the security interest granted under the General Security Agreement.

(c)                                  On or before September 17, 2010, the Company shall:

(i)                                     deliver to Investor searches of all financing statements, statements of amendment, notices of federal tax liens, severance tax liens, producers lien or pending litigation at the secretary of state level and the relevant county level; and

(ii)                                  with respect to the Mineral Interests,

(A)                              have prepared, executed, delivered and registered mortgages or deeds of trust, in form and substance reasonably satisfactory to Investor to create and perfect the security interest granted to Investor in such Mineral Interests;

(B)                                have prepared and filed all necessary UCC filings necessary to perfect the security interest in the as-extracted collateral related thereto,

(C)                                have made all applicable water filings and all other filings and registrations that are customarily made to perfect the security interest in such Mineral Interests;

(D)                               have entered into a deposit account control agreement with Wachovia Bank and Investor with respect to account numbers 2000041563782 and 2000041563630 with Wachovia; and

(E)                                 deliver to Investor an opinion from counsel to the Company dated not later than September 17, 2010 as to, among other things, the valid creation and perfection of the security interests referenced in this Section 6.5(c)(ii).

6.5                               Information Rights and Reporting Obligations

(a)                                  The Company shall keep Investor reasonably informed about the Company’s efforts with respect to the exploration, evaluation and future development of the Project including, without limitation, any feasibility or pre-feasibility study, work programme and/or budget for the Project and shall, at Investor’s request, provide copies of all technical and financial information and each such feasibility study, work programme and/or budget and supporting documents for same and other relevant documents relating to the Project. Investor shall have the right from time to time on reasonable notice to visit the Project and also have the right to consult with key personnel of the Company from time to time, in each case at Investor’s cost. Without limiting the foregoing:

(i)                                     the Company shall deliver to Investor, (A) within 90 days of each financial year end of the Company, one copy of its annual report on Form 10-K and (B) within 60 days of each financial quarter of the Company, one copy of its quarterly report on Form 10-Q;

(ii)                                  prior to the end of each financial year end of the Company, the Company shall deliver to Investor a copy of the Company’s business plan for the following fiscal year;

(iii)                               the Company shall provide such other financial and business information as Investor may reasonably request from time to time; and

(iv)                              at Investor’s request, representatives of Investor may conduct one or more site visits at the Project, which visit will provide an update with respect to, among other things:

(A)                              project drilling results and scope of the relevant feasibility studies;

(B)                                the status of required permits for drilling and plan to procure permits (including environmental, explosives, water rights and access, land use, construction/operating) to implement project development/construction/ operation;

(C)                                project power consumption, access to local grid and alternatives; and

(D)                               any other project related technical, environmental, government and public relations information and updates.

ARTICLE 7
INDEMNIFICATION

7.1                               General Indemnification

(a)                                  The Company shall indemnify and save harmless Investor, its directors, officers, agents, employees and shareholders (collectively referred to as the “Purchaser Indemnified Parties”) from and against all claims, whether or not arising due to third party claims, which may be made or brought against the Purchaser Indemnified Parties, or which they may suffer or incur, directly or indirectly, as a result of or in connection with or relating to:

(i)                                     any non-fulfilment or breach of any covenant or agreement on the part of the Company contained in this Agreement or in any certificate or other document furnished by or on behalf of the Company pursuant to this Agreement; and

(ii)                                  any misrepresentation or any incorrectness in or breach of any representation or warranty of the Company contained in this Agreement or in any certificate or other document furnished by or on behalf of the Company pursuant to this Agreement, disregarding any knowledge, materiality or other qualification contained in any such representation or warranty.

7.2                               Indemnification Procedure

(a)                                  Promptly after receipt by an indemnified party under Section 7.1 of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under Section 7.1, notify the indemnifying party of the commencement thereof; provided, however, that failure to so notify the indemnifying party shall not affect an indemnifying party’s obligations hereunder, except to the extent that the indemnifying party is materially prejudiced by such failure.  The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party.  Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defences available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action, or (iv) the indemnifying party shall authorize the indemnified party to employ separate counsel at the expense of the indemnifying party.

(b)                                 No indemnifying party shall, without the prior express written consent of the indemnified party, consent to any judgment or effect any settlement of any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding.

ARTICLE 8
GENERAL

8.1                               Assignment

This Agreement shall not be assignable by the Company without the prior written consent of Investor. Investor may assign this Agreement in whole or in part to any Affiliate or other assignee of the Note without the prior written consent of the Company, but shall notify the Company in advance of any such assignment, and provided that such assignee agrees to be bound by this Agreement.

8.2                               Survival

Each Party hereto acknowledges that the representations, warranties and agreements made by it herein are made with the intention that they may be relied upon by the other Parties. The Parties further agree that the representations, warranties and agreements shall survive the transactions contemplated by this Agreement and shall continue in full force and effect notwithstanding any subsequent disposition by Investor of any Common Shares or any termination of this Agreement. This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto, their respective successors, assigns and legal representatives.

8.3                               Currency

All references to dollars in this Agreement are references to U.S. dollars.

8.4                               Further Assurances

Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may reasonably require from time to time for the purpose of giving effect to this Agreement and shall use reasonable efforts and take all such steps as may be reasonably within its power to implement to their full extent the provisions of this Agreement.

8.5                               Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.6                               Public Notices/Press Releases

(a)                                  All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned by the Parties and no Party shall act unilaterally in this regard without the prior written approval of the other Party, such approval not to be unreasonably withheld, except where disclosure is required by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Parties is not practicable.

(b)                                 The Company covenants that it shall not make, and shall cause not to be made by any of its Affiliates, any press releases, public announcements or other public or third party disclosures naming Investor or its parent company or any other Affiliates of Investor, or otherwise in respect of the group of companies to which Investor belongs, or describing this Agreement or any other agreement between Investor and the Company without the prior written consent of Investor. This obligation will continue in full force and effect following completion of the transactions contemplated by this Agreement.

8.7                               Notices

All notices, requests, demands and other communications under this Agreement (in this Section referred to as “Notice”) shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered, or if sent by facsimile transmission or E-mail, upon confirmation that such transmission has been properly effected, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person. The date of receipt of any such notice or other communication if delivered personally shall be deemed to be the date of delivery thereof, or if sent by facsimile transmission or E-mail, the date of such transmission if sent on a business day, failing which it shall be deemed to have been received on the next business day.

(a)                                  in the case of a Notice to the Company at:

American Lithium Minerals, Inc.
2850 W. Horizon Ridge Parkway, Suite 200
Henderson, NV  89052

Attention:	Hugh Aird
Fax:	(702) 430-4507
E-mail:	haird@americanlithium.com

(b)                                 in the case of a Notice to Investor at:

2245393 Ontario Inc.
c/o Osler, Hoskin & Harcourt LLP
Suite 6100, 1 First Canadian Place
Toronto, ON  M5X 1B8

Attention:	Emmanuel Pressman
Fax:	(416) 862-6666
E-mail:	epressman@osler.com

8.8                               Counterparts

This Agreement may be signed by facsimile or by E-mailed scanned copy and in counterparts and each such counterpart shall constitute an original document and such counterparts, taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

2245393 ONTARIO INC.

By:
Name:
Title:
By:
Name:
Title:

AMERICAN LITHIUM MINERALS, INC.

By:
Name:
Title: